EXHIBIT 3

Execution Copy

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of June 12, 2006, is by and between Meritage Homes Corporation, a Maryland corporation (together with any successor, “Meritage”) and John R. Landon (“Landon”).

WHEREAS, Landon and Meritage are parties to that certain Employment Agreement effective as of July 1, 2003, as amended from time to time (the “Employment Agreement”);

WHEREAS, Landon’s service as an officer and employee of Meritage has been terminated;

WHEREAS, Landon and Meritage are entering into (i) a Stock Purchase Agreement, dated the date hereof (the “Stock Purchase Agreement”), pursuant to which Meritage will acquire shares of common stock from Landon, and (ii) a Settlement Agreement and Mutual Release and Waiver of Claims, dated the date hereof (the “Settlement Agreement”);

WHEREAS, Landon owns  or controls, and will continue to own and control, a substantial amount of Meritage common stock; and

WHEREAS, Meritage and Landon wish to provide a constructive and mutually beneficial relationship between themselves with respect to his Meritage securities.

NOW THEREFORE, Meritage and Landon, in consideration of the mutual covenants contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.             Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

“Affiliate” of a Person means such Person’s spouse and children and any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person.

“Beneficial Ownership” shall be deemed to exist and securities shall be deemed “Beneficially Owned” under circumstances that would cause a Person to be deemed a beneficial owner of securities in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, and including any capital stock that such Person or Affiliate of such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

“Landon Group” means Landon and any Affiliate of Landon.

“Person” means and includes any natural person, company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency, department or political subdivision thereof.

“Proxy” means any proxy, consent or similar instrument.

“SEC” means the U.S. Securities and Exchange Commission.

“Voting Power” of any Voting Securities means the aggregate number of votes attributable to such Voting Securities that could generally be cast by the holders thereof for the election of directors at the time of determination.

“Voting Securities” means (i) the outstanding shares of common stock of Meritage, (ii) any other outstanding securities of Meritage that are generally entitled to vote for the election of directors at the time of determination, and (iii) any outstanding securities of Meritage that are convertible into, or exercisable or exchangeable for, securities as described in clauses (i) and (ii) above that are owned by the Person in question.

2.             Term of Agreement. This Agreement shall terminate, and the covenants contained herein shall expire, upon the termination of the Restriction Period (as such term is defined in the Employment Agreement).

3.             Representations and Warranties of Landon. Landon hereby represents and warrants to Meritage that Landon has duly executed and delivered this Agreement, has the power and authority to enter into and perform this Agreement (on behalf of himself and all persons with a beneficial interest in the Voting Securities he beneficially owns, whether by community or otherwise) and (assuming due execution and delivery by Meritage) this Agreement is a legal, valid and binding obligation of Landon enforceable against Landon in accordance with its terms and that the execution and performance of this Agreement does not conflict with or result in any violation or default under any agreement to which Landon is a party, including any voting agreement, trust agreement, voting trust, proxy, pledge agreement, loan or credit agreement, note, bond, indenture, mortgage, lease or other agreement or instrument.

4.             Representations and Warranties of Meritage. Meritage hereby represents and warrants to Landon that Meritage has duly executed and delivered this Agreement, has the corporate power and authority to enter into and perform this Agreement and has duly authorized by all requisite action the execution, delivery and performance of this Agreement, and (assuming due execution and delivery by Landon) this Agreement is a legal, valid and binding obligation of Meritage enforceable against Meritage in accordance with its terms and that the execution and performance of this Agreement does not conflict with or result in any violation or default under any agreement to which Meritage or any of its direct or indirect subsidiaries is a party, including any voting agreement, trust agreement, voting trust, proxy, pledge agreement, loan or credit agreement, note, bond, indenture, mortgage, lease or other agreement or instrument.

5.             Covenants. In addition to his obligations under the Stock Purchase Agreement and the Settlement Agreement, Landon covenants and agrees as follows:

(a)           Voting by Landon Group.  Landon shall, and shall cause each other Person in the Landon Group to, vote all the Voting Securities, whether now existing or hereinafter acquired, over which Landon or such Person exercises voting control: (i) with respect to any election of directors, in favor of the directors recommended by the Nominating/Corporate Governance Committee (the “Governance Committee”) of the Board of Directors of Meritage and nominated by the Board of Directors of Meritage; and (ii) with respect to any other proposal before the shareholders of Meritage, in accordance with the recommendation of the Board of Directors of Meritage.

(b)           Standstill. Landon shall not, and shall cause each other Person in the Landon Group not to, without the prior written approval of the Governance Committee, acting alone or as part of a group: (i) acquire, propose, or offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of Meritage (other than securities owned beneficially by any Person in the Landon Group) or any of its subsidiaries or any material portion of the assets of Meritage or any of its subsidiaries or divisions, provided however, that if Landon sells shares that bring his beneficial ownership of Voting Securities below 5% of the outstanding Voting Securities of Meritage, Landon or any Person in the Landon Group may reacquire Voting Securities from time to time provided that as a result of such acquisitions the aggregate beneficial ownership of Voting Securities by the Landon Group does not increase and thereafter exceed 4.99% of the outstanding Voting Securities of Meritage; (ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote or seek to advise or influence any Person with respect to the voting of any securities of Meritage, or otherwise seek to control or influence the management of Meritage or its Board of Directors by means of statements or communications with any party other than Meritage’s Chief Executive Officer, Chief Financial Officer, or General Counsel or members of its Board of Directors; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Meritage or any of its securities or assets, or take any other action that might reasonably be expected to force Meritage to make a public announcement regarding any of the matters of the type set forth in clauses (i) through (iii) of this Section 5(b); (iv) form, join, or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing clauses (i) through (iii)  of this Section 5(b), (v) make or support in any fashion any shareholder proposal not supported by the Governance Committee or the Board of Directors of Meritage; (vi) call, or encourage any other Person to call, any special or annual meeting of shareholders of Meritage, (vii) cause Meritage’s directors, officers, employees, agents (including investment bankers), partners or Affiliates to, directly or indirectly, engage in negotiations with, provide any information to, induce or attempt to induce or give encouragement to, any Person, in furtherance of any change of control of Meritage (whether pursuant to a tender or exchange offer, a stock or asset sale or a merger, consolidation, amalgamation, plan or arrangement or any other form of transaction), or any transaction that would be inconsistent with or frustrate the purpose of this Agreement, (viii) execute any written consent in lieu of a meeting of shareholders of Meritage except a written consent solicited by or on behalf of the Governance Committee or the Board of Directors of Meritage or (ix) except with his, her or its own personal financial and tax advisors, discuss Meritage or its business affairs or prospects with financial analysts, bankers, investment bankers, fund managers, investors or any other Persons engaged in the financial markets; provided, that nothing in this clause (ix) shall preclude Landon from discussing such matters with such Persons as they relate to his historical roles with Meritage or in connection with capital raising activities for business ventures so long as any such discussions, activities or ventures are conducted by Landon in compliance with this Agreement, the Settlement Agreement and his continuing obligations under Sections 8 and 9 of the Employment Agreement. In addition, Landon agrees not to request Meritage to directly or indirectly amend or waive any provision of this Section 5(b), or to take any action designed to or which could reasonably be expected to require Meritage to make a public announcement regarding any of the matters referred to in this Section 5(b).

(c)           No Voting Trusts. Landon shall not, and shall cause each other Person in the Landon Group not to, deposit any Voting Securities in a voting trust or subject any Voting Securities to any Proxy or other arrangement or agreement with respect to the voting thereof.

(d)           Attendance at Meetings. Landon shall and shall cause each other Person that owns of record Voting Securities Beneficially Owned by the Landon Group to be present, in person or by proxy, at all meetings of shareholders of Meritage so that all Voting Securities Beneficially Owned by the Landon Group may be counted for the purpose of determining the presence of a quorum at each such meeting.

(e)           No Action. Landon shall not, and shall cause each other Person in the Landon Group not to, take any action indirectly if such action, if taken directly, would be prohibited by this Agreement.

(f)            Irrevocable Proxy. To facilitate the provisions of this Section 5, Landon hereby grants, and shall cause each other record holder of Voting Securities beneficially owned by Landon to grant, an irrevocable Proxy to the members of the Governance Committee in the form attached hereto and agrees that any and all prior proxies given by Landon or any such other record holder with respect to Voting Securities over which Landon has Beneficial Ownership or exercises voting control are hereby revoked. Landon further agrees not to grant, and to cause each other record holder of Voting Securities beneficially owned by Landon not to grant, any subsequent proxies with respect to any Voting Securities over which Landon has Beneficial Ownership or exercises voting control until after expiration of this Agreement. Nothing contained in this Section 5(f) shall preclude any Person who has granted a Proxy hereunder from selling the Voting Securities subject to such Proxy to any third party that is not an Affiliate of such Person, Landon or any member of the Landon Group, provided that such Person does not retain any ownership or other rights, direct or indirect, contingent or otherwise, in respect of such Voting Securities, and upon any such sale, the Proxy shall not apply to the Voting Securities so sold.

6.             Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered by overnight courier or sent by facsimile, or upon delivery when delivered personally, or upon seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address or facsimile number, as subsequently modified by written notice, as follows:

(a)           if to Landon, to 2200 Willow Bend Drive, Plano, Texas 75093, Attn: John R. Landon, or

(b)           if to Meritage, to Meritage Homes Corporation, 17851 North 85th Street, Suite 300, Scottsdale, Arizona 85255, Attn: General Counsel.

7.             Amendments and Modifications; Termination. This Agreement may not be amended or modified except by a written instrument signed by both parties hereto. No termination, waiver or amendment of this Agreement by Meritage shall be effective unless it is approved by a majority of the members of the Governance Committee.

8.             Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings between the parties hereto which relate to such subject matter.

9.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

10.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to choice of law provisions thereof.

11.           Remedies. Meritage, on the one hand, and Landon, on the other, acknowledge and agree that irreparable damage will occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction. The foregoing remedy shall be in addition to any other remedy to which any party hereto may be entitled at law or in equity.

12.           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

13.           Parties in Interest; Assignment. This Agreement and all provisions hereof are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise provided for in this Agreement, neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto. Nothing in this Agreement, whether expressed or implied, is to be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement.

14.           Advice of Counsel. EACH PARTY TO THIS AGREEMENT (INCLUDING EACH ACKNOWLEDGING PARTY) ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE

TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

15.           Effectiveness. This Agreement is effective as of the execution hereof; provided, that if the transactions contemplated by Section 2(a) and Section 2(b) of the Stock Purchase Agreement are not consummated in accordance with the terms thereof, then this Agreement shall terminate immediately and be of no further force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

MERITAGE HOMES CORPORATION

By:	/s/ C. Timothy White
Name: C. Timothy White
Title: Executive Vice President

JOHN R. LANDON

By:	/s/ John R. Landon

ACKNOWLEDGED BY:

Accepted and Agreed to the extent of her interests in the Voting Securities owned by Landon:

By:	/s/ Eleanor Landon
Name: ELEANOR LANDON

IRREVOCABLE PROXY COUPLED WITH AN INTEREST

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of Meritage Homes Corporation, a Maryland corporation (the “Company”), does hereby make, constitute and appoint the individuals who are members of the Nominating/Governance Committee of the Board of Directors of the Company, or any of them, the true and lawful attorneys-in-fact and proxies (each, an “Attorney in Fact”) of the undersigned for and in his name, place and stead (i) to attend all meetings of the shareholders of the Company and to receive notices thereof, (ii) to vote all of the shares of the Company’s common stock that the undersigned beneficially owns or may own in the future or over which he exercises voting control, whether at a meeting of shareholders or by written consent, as well as any other shares of capital stock of the Company that the undersigned may acquire after the date hereof (collectively, the “Voting Securities”), at all meetings of the shareholders of the Company and any adjournment or postponement thereof, and (iii) in order to implement the provisions of that certain Cooperation Agreement, dated the date hereof, by and between the undersigned and the Company (the “Cooperation Agreement”), (A) for the period beginning on the date hereof and ending on the date of the termination or expiration of the Cooperation Agreement in accordance with its terms, to exercise all consensual or other voting rights with respect to the Voting Securities with respect to the election of directors, and (B) for the period beginning on the date hereof and ending on May 17, 2007, to exercise all consensual or other voting rights with respect to the Voting Securities on all others matters other than the election of directors, including, without limitation, compensation proposals, charter amendments, mergers, sales of assets, or other matters submitted to the vote of shareholders. This proxy is coupled with an interest and is irrevocable for the period beginning on the date hereof and ending on the date of the termination or expiration of the Cooperation Agreement in accordance with its terms. The undersigned hereby ratifies and confirms all that the Attorney in Fact my lawfully do or cause to be done by virtue of this proxy. The rights and obligations of the Attorney in Fact hereunder may be delegated and assigned to any other individual or entity, and such Attorney in Fact shall be entitled to exercise all rights hereunder with full rights of substitution.

This proxy shall only be binding upon the Landon Group (as such term is defined in the Cooperation Agreement) and upon the heirs and personal representatives of any member of the Landon Group and may not be amended or terminated, unless such amendment or termination shall have been approved by the Nominating/Governance Committee of the Board of Directors of the Company. If the undersigned stockholder sells Voting Securities subject to this proxy to any third party that is not an Affiliate of such Person, Landon or any member of the Landon Group, and the undersigned stockholder does not retain any ownership or other rights, direct or indirect, contingent or otherwise, in respect of such Voting Securities, then, upon any such sale, this proxy shall not apply to the Voting Securities so sold.

GIVEN this 12th day of June, 2006.

/s/ John R. Landon
JOHN R. LANDON, on behalf of himself and all Affiliates and persons with a beneficial interest in the Voting Securities

/s/ Eleanor Landon
ELEANOR LANDON, on behalf of herself

STATE OF TEXAS	)
) ss:
COUNTY OF COLLIN	)

BE IT REMEMBERED, that on June 12, 2006, before me, the subscriber, a Notary Public in the State of Texas, personally appeared John R. Landon, to me known, who being by me duly sworn did depose and say that he resides at 2200 Willow Bend Drive, Plano, Texas 75093, that he is the person described in and who executed the above instrument on his own behalf, and he acknowledged that he signed and delivered the same as his voluntary act and deed.

/s/ Sherry Kelly Martino
Notary Public

STATE OF TEXAS	)
) ss:
COUNTY OF COLLIN	)

BE IT REMEMBERED, that on June 12, 2006, before me, the subscriber, a Notary Public in the State of Texas, personally appeared Eleanor Landon, to me known, who being by me duly sworn did depose and say that she resides at 2200 Willow Bend Drive, Plano, Texas 75093, that she is the person described in and who executed the above instrument on her own behalf, and she acknowledged that she signed and delivered the same as her voluntary act and deed.

/s/ Sherry Kelly Martino
Notary Public